Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE FINCH THERAPEUTICS GROUP, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO FINCH THERAPEUTICS GROUP, INC. IF PUBLICLY DISCLOSED.

AMENDMENT TO AMENDED AND RESTATED AGREEMENT

This Amendment to Amended and Restated Agreement (this “Amendment”) is entered into as of August 9, 2021 (the “Amendment Effective Date”) by and between Finch Therapeutics, Inc., a Delaware corporation having its principal office at 200 Inner Belt Road, 4th Floor, Somerville, Massachusetts 02143 (“Finch”), and Takeda Development Center Americas, Inc., a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited, having its principal office at 95 Hayden Avenue, Lexington, MA 02421 (“Takeda”).

Background

Finch and Millennium Pharmaceuticals, Inc. (a wholly-owned subsidiary of Takeda Pharmaceuticals USA, Inc.) (“Millennium”) entered into the Amended and Restated Agreement dated October 21, 2019 (the “Agreement”). Millennium assigned the Agreement to Takeda on or about July 1, 2021.

Under the Agreement, the parties agree that Finch has primary responsibility to perform Development and Manufacturing activities in FIN-524 Development Program until the successful completion of the first Phase II Clinical Trial in the U.S., and Takeda assumes all responsibility to further Develop FIN-524 Licensed Products following such point in time.

At the JSC meeting held on May 25, 2021, it was discussed and agreed by the parties that earlier transition of the primary Development and Manufacturing responsibility of FIN-524 Development Program from Finch to Takeda may be mutually beneficial, and the Agreement is to be negotiated and amended in order to enable and reflect such transition.

NOW THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Finch and Takeda agree as follow:

1.
Definitions. Unless otherwise specifically set forth herein, all capitalized terms in this Amendment shall have the same meaning as set forth in the Agreement.

2.
Amendments. As of the Amendment Effective Date, the Agreement is hereby amended as follows:

(1)
Defined Terms. The following defined terms shall modify and replace the defined terms as used in the Agreement.

“Completion of CMC Development” means with respect to a Licensed Product, the point in time when Finch has completed all CMC activities allocated to Finch under the applicable Development Plan or otherwise authorized by the JSC and is no longer performing any CMC Development activities in support of the CMC section of a regulatory submission document for such Licensed

Product; provided, however, with respect to a FIN-524 Licensed Product, the Completion of CMC Development shall be deemed to occur upon the later of [***].

“Development Plan” means a plan for any of the Development activities undertaken pursuant to this Agreement.

“FIN-524 Development Program” means, with respect to FIN-524, any Development activities undertaken by or on behalf of Finch or Takeda in accordance with applicable Development Plan, determination by the JSC and terms and conditions of this Agreement.

(2)
FIN-524 Development Program.

(2-1)
Updated FIN-524 Development Plan; Takeda’s Development and Manufacturing Activities prior to the Amendment Effective Date. As of the Amendment Effective Date, the parties have agreed to the Development Plan and a Budget therefor for FIN-524 Licensed Product, a copy of which is attached as Exhibit A of this Amendment. The parties agree that the Development Plan attached as Exhibit A includes a description of the current composition of Optimal FIN-524 (as identified in Takeda’s NBE Declaration), and the agreed-upon list of bacterial isolates that meet the criteria for inclusion in a FIN-524 Alternate(s) as existing as of the Amendment Effective Date; provided that, nothing in this Amendment shall restrict Finch from delivering additional FIN-524 Alternate(s) for Takeda’s consideration after the Amendment Effective Date. In addition, the Development and Manufacturing activities that Takeda has conducted or initiated prior to the Amendment Effective Date, including those that were approved by the JSC prior to the Amendment Effective Date pursuant to Section 4.3(b) of the Agreement, are listed in Exhibit D hereto.

(2-2)
Early Transition of Development Responsibility. Notwithstanding Sections 4.3(a), 4.3(b) and 4.3(c) of the Agreement, subject to other terms and conditions of the Agreement or those of this Amendment (for clarification, including Section 2(2-3) of this Amendment), with respect to FIN-524 Development Program, Takeda shall have the exclusive right and sole responsibility and decision-making authority for performance of any and all Development activities in the Territory (for clarification, including any CMC Development activities, Phase I Clinical Trial and Phase II Clinical Trial), at its own costs and expenses, in accordance with the applicable Development Plan.

(2-3)
Review and Comment Right. With respect to the FIN-524 Licensed Product, in accordance with the remainder of this Section 2(2-3) of this Amendment, Finch shall have the right to provide input with respect to the design of the first Phase I Clinical Trial and the first Phase II Clinical Trial, [***] and the right to review and comment on any clinical trial protocols used in such clinical trial(s). Before each such clinical trial protocol is finalized internally by Takeda for its submission to an applicable Regulatory Authority, Takeda shall deliver a copy of the protocol to Finch, and Finch shall provide its comments on such protocol [***]. For clarification, in no event shall Takeda be obligated to delay the submission due to Finch’s failure to provide its comments in a timely manner.

(2-4)
Amendments to FIN-524 Development Plan. Notwithstanding Section 4.2 of the Agreement, subject to the JSC’s responsibility to review and approve material amendments or updates to the Development Plan pursuant to Section 3.2 of the Agreement (as amended by Section 2(3-2) of this Amendment), Takeda may, from time to time, update the Development Plan for FIN-524 Licensed Products; provided that Takeda may not expand or diminish the rights, obligations, or roles and responsibilities of Finch under a Development Plan without Finch’s prior written consent; provided further that Finch will consider any such requests by Takeda to update the Development Plan for FIN-524 Licensed Products in good faith and without unreasonable delay.

(2-5)
Development Reporting. Takeda shall provide the Joint Steering Committee [***], with written materials that summarize, in reasonable detail, material Development, Manufacturing, and Regulatory activities performed during the immediately preceding period since the last meeting of the Joint Steering Committee, including a summary of any FIN-524 Clinical Data.

(2-6)
Development Activities by Finch. Notwithstanding Section 2(2-2) of this Amendment, Finch shall remain responsible for performance of certain Development activities to the extent such activities are expressly allocated to Finch in the Development Plan for the FIN-524 Licensed Product existing as of the date of this Amendment, and shall be responsible for performance of other Development activities to the extent such activities are agreed by the parties in writing via good-faith discussion. In each case, those activities to be performed by Finch and a Budget therefor shall be agreed by the parties as part of the Development Plan for FIN-524 Licensed Product in accordance with Section 4.1(b) of the Agreement and any Development Costs, including FTE costs, that are incurred by Finch to perform such activities shall be reimbursed by Takeda in accordance with Section 4.4(d) at a FTE rate to be agreed-upon by the parties in accordance with Section 4.4(c). As of the Amendment Effective Date, the parties agree that an applicable FTE rate for those activities performed by Finch pursuant to this Section 2(2-6) of this Amendment is $[***].

(3)
Governance.

(3-1)
Joint Development Committee. Notwithstanding Section 3.1(a) of the Agreement, as of the Amendment Effective Date, the Joint Development Committee shall cease to exist with respect to FIN-524 Licensed Products.

(3-2)
Joint Steering Committee. With respect to FIN-524 Licensed Products, the Joint Steering Committee’s responsibility provided in subsection (ii) of Section 3.2(b) and the Joint Steering Committee’s decision provided in Section 3.2(e) shall be amended and replaced as follows:

“(ii) review and approve any material amendments or updates to the Development Plan”

“(e) JSC Decision. Disagreements among the Joint Steering Committee will be resolved via good-faith discussions; provided, that in the event of a disagreement, Takeda shall have the right to make the final decision on such matter and such decision shall be final and binding and shall not be subject to Section 14.1 or 14.2. The Joint Steering Committee shall not have any authority to resolve disputes with respect to the interpretation, breach, termination or invalidity of the Agreement or matters concerning the prosecution or enforcement of Program Intellectual Property, which shall be addressed using the procedures specified in Section 9.”

(4)
Regulatory Matters. With respect to FIN-524 Licensed Products, after the Amendment Effective Date, Section 5.1(a) shall no longer be applicable and Takeda shall be solely responsible for any regulatory matters, and the parties shall have those rights and obligations, in accordance with and as specified in Section 5.1(b).

(5)
Transition. Transition Activities. In order to effectuate the transition of Development, regulatory and Manufacturing responsibilities with respect to FIN-524 Licensed Product from Finch to Takeda as provided in this Amendment and ensure uninterrupted progress of the FIN-524 Development Program, the parties shall perform transition activities in accordance with applicable terms and conditions of the Agreement (including Section 6.2(e) of the Agreement with respect to Manufacturing responsibility transition) and the transition plan, a copy of which is attached as Exhibit B of this Amendment, including, assignment of following agreements: [***].

(6)
Manufacturing.

(6-1) No Further Obligation. With respect to FIN-524 Licensed Products, upon completion of the transition activities described in Exhibit B, Takeda shall be solely responsible for Manufacturing in accordance with Section 6.2(d) of the Agreement, Section 6 of the Agreement (other than Section 6.2(d) of the Agreement) shall no longer be applicable and Finch shall have no further obligations with respect to the Manufacture of FIN-524 Licensed Products. For the avoidance of any doubt, nothing in this Section 2(6-1) of this Amendment is intended or shall be construed to limit Section 2(2-6) of this Amendment.

(6-2) Disclosure of CMC Program Data and Results. From time to time following completion of the transition of Manufacturing responsibilities, to the extent requested by Finch (provided, such request may not be made more than once per calendar quarter), Takeda shall provide and disclose to Finch CMC Pre-Transition Program Data and Results that are then-currently available to Takeda in a form mutually agreed by the parties.

(7)
Public Announcement. The parties have agreed that Finch may make a public announcement of the execution of this Amendment in the form attached hereto as Exhibit C, the release of which the parties shall coordinate in order to accomplish such release promptly upon execution of this Amendment.

8.
Agreements and Acknowledgement by the Parties.

(1)
Amendment Effective Date. This Amendment shall be effective as of the Amendment Effective Date and shall remain effective during the Term of the Agreement, unless terminated in accordance with the provisions of the Agreement.

(2)
Reaffirmation. The parties hereby confirm all of the terms and covenants, and provisions of the Agreement, and except as provided or modified herein, the Agreement remains unmodified and in full force and effect.

(3)
Governing Law. This Amendment shall be governed by and construed in accordance with laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

(4)
Incorporation of Terms and Provision of Original Agreement. The terms and conditions of the Agreement are hereby incorporated by reference and shall be applicable to this Amendment and the matters addressed herein as if set forth herein in full.

(5)
Entire Agreement. This Amendment, along with the Agreement, sets forth the complete, final, and exclusive agreement, and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the parties with respect to the subject matter hereof, and supersedes, as of the Amendment Effective Date, all prior and contemporaneous agreements and understandings between the parties with respect to the subject matter hereof.

(6)
Further Assistance. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments, and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other party may reasonably request in connection with this Amendment or to carry out more effectively the provisions and purposes hereof.

(7)
Severability. If any one or more of the provisions of this Amendment is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Amendment and shall not serve to invalidate any remaining provisions hereof, and the invalid or unenforceable provision shall be replaced with the most nearly coextensive valid and enforceable provision that is acceptable to the court of competent jurisdiction, or otherwise, the parties shall engage in good-faith efforts to replace such invalid or unenforceable provision with a valid and enforceable provision as closely as possible commensurate with the objectives completed by the Parties when entering this Amendment.

(8)
Counterparts. This Amendment may be executed simultaneously in tow counterparts, by facsimile or PDF copy, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

[remainder of page intentionally blank]

INWITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized representatives as of the Amendment Effective Date.

FINCH THERAPEUTICS, INC.
By: /s/ Mark Smith
Name: Mark Smith
Title: CEO

TAKEDA DEVELOPMENT CENTER AMERICAS, INC.
By: /s/ Chinwe Ukomadu
Name: Chinwe Ukomadu
Title: Head of Gastroenterology TAU

Exhibit A

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Exhibit B

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Exhibit C

Finch Press Release Draft

Finch Therapeutics Announces Takeda to Accelerate Leadership Role in FIN-524 Ulcerative Colitis Development Program

•
Finch to transfer FIN-524 program to Takeda for clinical development
•
Finch and Takeda to continue discovery efforts targeting Crohn’s disease

SOMERVILLE, Mass., [August], 2021 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch” or “Finch Therapeutics”) (Nasdaq: FNCH), a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs, today announced that Takeda Pharmaceutical Company Limited (“Takeda”) has elected to accelerate the transition of development responsibility for the FIN-524 ulcerative colitis development program. Takeda will assume primary development responsibility for the program, now known as TAK-524, ahead of the planned initiation of clinical-stage development. The transition will enable Takeda to leverage its expertise in inflammatory bowel disease (IBD) throughout the clinical development of FIN-524/TAK-524.

“Microbiome research is an important pillar of our drug discovery strategy as we continue to invest in novel approaches to treat chronic GI disorders,” said Gareth Hicks, PhD, Vice President & Head of Gastroenterology Drug Discovery Unit at Takeda. “Through our successful collaboration with our expert partners Finch, TAK-524 is now poised to become Takeda’s third clinical-stage program leveraging state-of-the-art approaches to intervene in the gut microbiome for the treatment of GI disease.”

“We are thrilled that Takeda, a global leader in the treatment of IBD, has opted to accelerate its role in advancing TAK-524 for ulcerative colitis. We believe that Takeda's leadership and experience in IBD will be a critical asset for the program as Takeda prepares to advance TAK-524 into clinical development,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “We look forward to continuing our collaboration with Takeda to support the TAK-524 program along with our joint discovery work in Crohn’s disease, while we continue to advance other exciting programs in our pipeline.”

FIN-524/TAK-524 is an investigational, orally administered targeted consortia product candidate composed of both spore-forming and non-spore-forming bacterial strains selected for the treatment of ulcerative colitis. FIN-524/TAK-524 is designed to treat ulcerative colitis by harnessing the gut microbiome’s ability to modulate the host immune system.

About the Collaboration and License Agreement

In 2017, Finch entered into a worldwide collaboration agreement with Takeda to jointly develop FIN-524/TAK-524 for the treatment of inflammatory bowel disease. Under the terms of the agreement, Finch received an upfront payment of $10 million from Takeda for the exclusive worldwide rights to develop and commercialize FIN-524/TAK-524. Finch has received $4 million in milestone payments to date for FIN-524/TAK-524 and is eligible to receive up to an additional $176 million in payments upon achievement of certain development, regulatory, and commercial milestones, as well as tiered royalties ranging from mid to high-single digits on worldwide net sales of FIN-524/TAK-524. Under the terms of the original agreement, Finch was primarily responsible for early-stage development activities through Phase 2 clinical trials. Under the terms of an amended agreement executed in [August] 2021, Takeda will assume primary development responsibility for FIN-524/TAK-524 prior to the start of clinical-stage development. After the transition, Finch plans to provide Takeda with ongoing technical support through the anticipated Phase 1 trial of FIN-524/TAK-524 in ulcerative colitis.

About FIN-524/TAK-524 for Ulcerative Colitis

FIN-524/TAK-524 is an investigational, orally administered targeted consortia product candidate composed of both spore-forming and non-spore-forming bacterial strains selected for the treatment of ulcerative colitis. The consortia is designed to include strains that target multiple defined mechanisms of action combined with donor strains linked to remission following fecal microbiota transplantation (FMT) in patients with ulcerative colitis. The design of FIN-524/TAK-524 leverages Finch’s machine-learning based platform and data from FMT studies in ulcerative colitis. Machine learning was used to identify microbes and microbial functions deficient in patients with ulcerative colitis. Human FMT data was leveraged to identify organisms consistently enriched in ulcerative colitis patients that successfully responded to FMT. Target organisms were isolated directly from the specific donors whose samples induced response or remission in clinical studies of FMT for ulcerative colitis. The manufacture of FIN-524/TAK-524 is donor independent, with the strains grown from master cell banks.

About Ulcerative Colitis

Ulcerative colitis is one of the most common types of inflammatory bowel disease (IBD), an autoimmune condition that causes inflammation of the gastrointestinal (GI) tract. Approximately 10 million people are affected by IBD worldwide, including about three million people in the US. Symptoms of IBD include severe, chronic abdominal pain, diarrhea, GI bleeding, weight loss, and fatigue. Current treatment options are ineffective for many people with IBD.

About Finch Therapeutics

Finch Therapeutics is a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs. With the capabilities to develop both complete and targeted microbiome therapeutics, Finch is advancing a rich pipeline of candidates designed to address a wide range of unmet medical needs. Finch’s lead candidate, CP101, is in late-stage clinical development for the prevention of recurrent C. difficile infection (CDI), and has received Breakthrough Therapy and Fast Track designations from the U.S. Food and Drug Administration. In June 2020, Finch announced that CP101 met its primary efficacy endpoint in PRISM3, the first of two pivotal trials to support the development of CP101 for the prevention of recurrent CDI. Finch plans to initiate a Phase 3 trial, referred to as PRISM4, as its second pivotal trial of CP101 for recurrent CDI. Finch is also developing CP101 for the treatment of chronic hepatitis B virus, and FIN-211 for the treatment of the gastrointestinal and behavioral symptoms of autism spectrum disorder. Finch has a partnership with Takeda focused on the development of targeted microbiome therapeutics for inflammatory bowel disease.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: Finch’s ability to advance the development of a novel class of therapeutics, including with respect to FIN-524/TAK-524; the therapeutic value and development of FIN-524/TAK-524 for the treatment of ulcerative colitis, including Takeda’s ability and timing to initiate clinical trials; the results of the Collaboration and License Agreement; Finch’s pipeline and ability to develop additional product candidates; and the initiation and timing of Finch’s clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Finch’s limited operating history and historical losses; Finch’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Finch’s dependence on the success of its lead product candidate, CP101; the possibility that Finch or Takeda may be delayed in initiating, enrolling or completing any clinical trials; results of clinical trials may not be sufficient to satisfy regulatory authorities to approve product candidates in their targeted or other indications (or such authorities may request additional trials or additional information); results of clinical trials may not be indicative of final or future results from later stage or larger clinical trials (or in broader patient populations once the product is approved for use by regulatory agencies) or may not be favorable or may not support further development; Finch’s product candidates, including FIN-524/TAK-524, may not generate the benefits to patients that are anticipated; anticipated regulatory approvals may be delayed or refused; competition from third parties that are developing products for similar uses; Finch and Takeda’s ability to maintain patent and other intellectual property protection and the possibility that Finch or Takeda’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties; Finch’s ability to qualify and scale its manufacturing capabilities in anticipation of commencement of multiple global clinical trials; Finch’s lack of experience in selling, marketing and distributing its product candidates; Finch’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact and duration of the COVID-19 pandemic on Finch’s business. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2021, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Human-First Discovery® is a registered trademark of Finch Therapeutics Group, Inc.

Media Contact:
Jenna Urban
Berry & Company Public Relations
jurban@berrypr.com
212-253-8881

Investor Contact:
Greg Perry
ir@finchtherapeutics.com

Exhibit D

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